CONSULTING AGREEMENT


         THIS CONSULTING AGREEMENT (the "Agreement") is made as of the 28th day of May, 1999, by and between The Majestic Companies, Ltd., a Delaware corporation (the "Company"), and Venture Consultants, LLC, a Maryland limited liability company (the "Consultant").

                                    RECITALS

         A. The Company wishes to obtain the services of Consultant as a consultant to the Company and Consultant desires to render such services to the Company, all upon the terms and conditions set forth in this Agreement;

         B. In order to retain the Consultant, the Company and the Consultant wish to execute and enter into this Agreement;

         NOW THEREFORE, in consideration of mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

         1.       Engagement of Consultant.

         The Company hereby engages the Consultant as a consultant and advisor with respect to the matters specified in Section 3 hereof under the terms and conditions set forth in this Agreement. The Consultant hereby accepts such engagement as a consultant to the Company upon the terms and conditions set forth in this Agreement

         2.       Term.

         Unless sooner terminated or extended as provided for in this Agreement, the term of engagement of the Consultant by the Company under this Agreement shall be for an initial term of one (1) year. Thereafter, the engagement of the Consultant under this Agreement shall renew automatically from year to year. However, either party may terminate such engagement at any time during the term of this Agreement upon thirty (30) days or more prior written notice to the other party.

         3.       Consulting Services.

                  3.1. The Consultant shall assist and advise the Company in its marketing efforts and in the formation of strategic relationships, the introduction of the Company to individual and institutional investors and the implementation of a shareholder relationship plan During the term of the consulting engagement under this Agreement, the Consultant shall use the best efforts of the Consultant to further the operations of the Company and, in this regard the Consultant shall be reasonably available, at such times and places as reasonably requested by the

Company and agreed to by the Consultant to meet with, assist, advise and otherwise work with and for the Company and its responsible personnel with regard to: (i) advice on the proper and efficient conduct of the business of the Company; (ii) future business activities of the Company as to which the Consultant may have or acquire knowledge; (iii) the development of business opportunities and (iv) any other matters which the parties may hereafter reasonably agree upon. It is specifically understood that the Consultant has complete discretion and control as to how the duties of the Consultant under this Agreement shall be discharged. The Consultant shall be under the supervision of and shall report to the President and Chief Executive Officer of the Company.

                  3.2. During the term of this Agreement, the Consultant shall serve the Company faithfully and to the best of the Consultant's ability, and shall devote such time, attention, skill and efforts to the performance of the duties required by or appropriate to the engagement of the Consultant as the Consultant deems necessary or advisable.

                  3.3. The Company agrees that the Consultant's undertaking herein shall be on a "best efforts" basis and the Company is satisfied, after completing its due diligence, that the Consultant has the experience and ability to perform the services to be performed under this Agreement. However, the Company acknowledges that the Consultant does not guarantee that the Consultant's efforts will have any impact on the Company's business or that any financial improvement will result from the Consultant's efforts.

                  3.4. The Company understands that the Consultant is currently providing services, which may be substantially similar in nature to the services being rendered to the Company, to other individuals or entities, and the Company agrees that the Consultant is not prevented or barred from rendering such services of the same nature or of a similar nature to any other individual or entity. In addition, the Consultant understands and agrees that the Company shall not be prevented or barred from retaining other persons or entities to provide services of the same or similar nature as those provided by the Consultant.

         4.       Compensation

                  4.1. In consideration of the services to be rendered by the Consultant hereunder the Company shall pay to the Consultant, and the Consultant agrees to accept, as full compensation for such services, consulting fees of (i) upon the execution of this Agreement, warrants to purchase one hundred thousand (100,000) shares of the common stock of the Company at an exercise price of Fifty Cents ($.50), exercisable on a cash or cashless basis, for a period of three (3) years from the date of issuance thereof, (ii) for each month of the consulting engagement hereunder, additional warrants to purchase ten thousand (10,000) shares of common stock of the Company, on the same terms as set forth above, (iii) upon the placement of any debt or equity offering arising from the efforts of the Consultant, whether during or after the term of engagement of the Consultant under this Agreement, a commission of six percent (6%) of the principal amount of such offering payable in cash upon closing of such transaction, and (iv) upon a closing by the Company, as a result of the efforts of the Consultant, of either a relationship with an investment banking firm or the implementation


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

and funding of a financial services operation, warrants for thirty thousand (30,000) shares of the common stock of the Company for each such transaction on the same terms as set forth above. The initial monthly payment of compensation due under this Agreement has been paid by the Company to the Consultant prior to the execution of this Agreement.

                  4.2. All third party and out of pocket expenses that the Consultant shall incur on behalf of the Company in performing services under this Agreement will be the responsibility of the Company and will be paid or reimbursed upon the presentation of appropriate receipts or other requisite tax documentation. Any single expense item which exceeds One Thousand Dollars ($1,000.00) must be approved in advance by the Company. In addition to specific reimbursable expenses, the Company shall pay to the Consultant, on the first day of each month a monthly non-allocated expense reimbursement to defray indirect expenses in the sum of Five Hundred Dollars ($500.00) per month.

                  4.3. The Consultant shall not be nor be deemed to be an employee of the Company and shall not be eligible to participate in any fringe benefit programs adopted by the Company from time to time.

                  4.4. The Consultant shall be responsible and liable for the payment of any and all federal, state and local taxes payable by reason of the Consultant's receipt of compensation under this Agreement and for any and all taxes, contributions or other sums payable for unemployment compensation insurance and old age retirement benefits. The Consultant agrees to indemnify and hold harmless the Company from and against any and all liabilities, obligations, costs and expenses, including attorneys' fees, resulting from any claim asserted against the Company with respect to the withholding, reporting or payment of employment or income taxes in connection with compensation or amounts payable to the Consultant under this Agreement.

                  4.5. The Consultant shall not be entitled to participate in or receive any fringe or retirement benefits, including medical, dental, life insurance, disability insurance or retirement benefits, which the Company may provide to its employees from time to time.

                  4.6. The Consultant shall be responsible for providing worker's compensation and liability insurance coverages for the Consultant and any agents or employees retained by the Consultant and shall be responsible for any and all claims, damages and suits resulting from the negligence or improper performance of obligations by the Consultant or any agents or employees of the Consultant.

         5,    Relationship of Parties.

         The Company and the Consultant acknowledge and agree that the relationship between them shall be that of principal and independent contractor and this Agreement shall be so construed for all purposes. The Consultant shall have the right to determine the manner in which the consulting services provided for herein shall be performed. The Company expressly retains the right to approve, in its sole discretion, each and every transaction on which the Consultant

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

shall render consulting services that involves the Company as a party to any agreement. The Consultant and the Company mutually agree that the Consultant is not authorized to enter into any agreements on behalf of the Company.

         6.       Termination.

                  6.1. The Consultant's engagement hereunder may be terminated immediately by the Company for Cause upon written notice to the Consultant. The term "for Cause" for the purposes of this Agreement shall mean any (1) breach or violation of the terms and conditions of this Agreement by the Consultant which is not cured within fifteen (15) days after notice from the Company thereof; (2) willful disregard of or failure to perform duties or obligations under this Agreement; (3) dishonesty; (4) selling, passing, or otherwise using without permission any confidential information of the Company; (5) action or engagement in competition of the Company; or (6) the death of the Consultant.

                  6.2. The Consultant's engagement hereunder may be terminated by the Consultant for breach by the Company of any material provision of this Agreement Following written notice thereof by the Consultant to the Company and the failure to cease such breach within a period of fifteen (15) days, following such written notice.

                  6.3. Either party may terminate the Consultant's engagement under this Agreement by providing the other with written notice of termination pursuant to Section 2 above.

         7.       Non-Disclosure of Confidential Information.

                  7.1. The Consultant acknowledges that it is the policy of the Company to maintain as secret and confidential all Confidential Information as hereinafter defined. "Confidential Information" shall mean any information, not generally known in the Company's industry, heretofore or hereafter acquired, discovered, developed, conceived, originated, used or prepared by the Company or by an employee of the Company as the result of employment with the Company and which falls within the following categories:

                           (i) information relating to trade secrets of the
Company or any supplier, customer, distributor, independent representative or consultant of the Company;

                           (ii) information relating to existing or contemplated
products, services, technology, designs, processes, manuals, formulas, computer systems and/or software, and any research or development of the Company or any supplier or customer of the Company;

                           (iii) information relating to financial statements,
business plans, sales or marketing methods, methods of doing business, distributor or independent representative lists or information, customer lists, customer usages and/or requirements, and supplier or customer information of the Company or any supplier or customer of the Company;


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

                           (iv) information relating to work products of the
Company in general; and

                           (v) any other Confidential Information that either
the Company or any supplier, distributor, independent representative or consultant customer of the Company may wish to protect by patent, copyright or by keeping it secret and confidential.

                  7.2. The Consultant recognizes that the services to be performed by the Consultant are special and unique, and that by reason of such services, the Consultant will acquire Confidential Information. The Consultant recognizes that all such Confidential Information is the property of the Company. In consideration of the Company's entering into this Agreement, the Consultant agrees that:

                           (i) the Consultant shall never, during the term of
engagement or thereafter, directly or indirectly, use, publish, disseminate or otherwise disclose any Confidential Information obtained in connection with the Consultant's engagement by the Company without the prior written consent of the Company; and

                           (ii) during the term of engagement by the Company,
the Consultant shall exercise all due and diligent precautions to protect the integrity of the Company's Confidential Information and, upon termination of such engagement, the Consultant shall return all documents containing any Confidential Information and any copies thereof, in the possession or control of the Consultant.

                  7.3. Upon termination or expiration of this Agreement, the Consultant shall immediately deliver to the Company all books, records, memoranda, reports, software data and documents relating to the Company's business, suppliers, customers and other assets of the Company in the possession, custody or under the control of the Consultant, whether or not such material contains Confidential Information.

                  7.4. The Consultant agrees that the provisions of this Section 7 are reasonably necessary to protect the proprietary rights of the Company in Confidential Information and its trade secrets, goodwill and reputation. The provisions of this Section 7 shall survive any termination of this Agreement.

         8. Representations and Warranties of the Consultant. The Consultant hereby represents and warrants the following to the Company:

                  8.1. The Consultant is able in all respects to execute and perform this Agreement, and the execution and performance hereof does not constitute a breach or default under any other agreement, contract or arrangement which is binding upon the Consultant.

                  8.2. The Consultant is entering into this Agreement in good faith, is free to execute this Agreement and to enter into the engagement pursuant to the provisions hereof.


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


         9. Representations and Warranties of the Company. The Company represents and warrants to the Consultant, each such representation and warranty being deemed to be material, that:

                  (a) The Company will cooperate fully and timely with the Consultant to enable the Consultant to perform the obligations of the Consultant under this Agreement;

                  (b) The execution and performance of this Agreement by the Company has been duly authorized by the Board of Directors of the Company in accordance with applicable law;

                  (c) The performance by the Company of this Agreement will not violate any applicable court decree, law or regulation nor will it violate any provision of the organizational documents of the Company or any contractual obligation by which the Company may be bound;

                  (d) Because the Consultant will rely upon information being supplied by the Company, all such information shall be true, accurate, complete and not misleading, in all material respects;

                  (e) Any warrants or shares issued to the Consultant under this agreement, when issued, will be duly and validly issued, fully paid and non-assessable with no personal liability to the ownership thereof; and

                  (f) The Company will act diligently and promptly in reviewing materials submitted to it by the Consultant to enhance timely distribution of such materials and will inform the Consultant of any inaccuracies contained therein prior to dissemination.

         10.      Notices.

         Any notice, request, instruction or other document to be given under this Agreement to any party hereunder shall be in writing and delivered personally, by overnight courier delivery service or by certified mail, postage prepaid, to the following addresses:

         If to the Company:

                 The Majestic Companies, Ltd.
                 8880 Rio San Diego Drive
                 8th Floor
                 San Diego, California 92108
                 Attention: Francis A. Zubrowski, President and Chief Executive Officer


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


         If to the Consultant:

                  Venture Consultants, LLC
                  8100 Oakberry Court
                  Suite 910
                  Pasadena, Maryland 21122
                  Attention: D. Jeffrey Rice, Managing Director

or to such other addresses as a party hereto may hereafter designate in writing to the other party and shall be deemed delivered as of the date of hand delivery, as of the date following delivery to an overnight courier delivery service or as of three (3) days following mailing by certified mail.

         11.      Benefit and Assignment.

         This Agreement shall be binding upon and shall inure to the benefit of the Company and the Consultant and their respective heirs, legal representatives, successors and assigns, provided, that, neither the Consultant or the Company may make any assignments of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other party hereto.

         12.      Amendment and Entire Agreement.

         This Agreement cannot be modified or changed except by an instrument in writing, signed by both parties to the Agreement. This Agreement contains the entire understanding between the Company and Consultant with respect to the matters referenced herein.

         13.      Severability.

         In the event of invalidity or unenforceability of any one or more provisions of this Agreement, such invalidity or unenforceability shall not affect the validity or enforceability of the other provisions hereof and such other provisions shall be deemed to remain in full force and effect.

         14.      Governing Law.

         This Agreement shall be construed and governed in accordance with the laws of the State of Maryland.

         15.      Consent to Suit.

         Any legal proceeding arising out of or relating to this Agreement shall be instituted in the United States District Court for the District of Maryland, or if such court does not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in the State of Maryland, and the Consultant hereby consents to the personal and exclusive jurisdiction of such court and hereby waives any objection that the Consultant may have as to the venue of any such

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

proceeding and any claim or defense of inconvenient forum.

         16.      Disputes.

                  16.1. All claims, disputes, controversies, differences or misunderstandings between the parties arising out of; or by virtue of this Agreement or the interpretation of this Agreement, including the determination of "for Cause" under Section 6 hereof which cannot be settled or resolved by the parties hereto will be settled or determined by arbitration by a panel of three arbitrators as herein provided. When a party wishes to submit a question or an issue to arbitration it will serve a notice upon the other party, setting forth the matter or matters to be arbitrated and the name and address of its arbitrator and within thirty (30) business days thereafter the other party will name its arbitrator and give written notice to the other party originally invoking arbitration of his name and address. Within ten (10) business days thereafter a third arbitrator will be appointed by the two arbitrators so selected.

                  16.2. If the party upon whom notice is served should fail to appoint an arbitrator within the time provided, or if the two arbitrators named in accordance with Section 16.1 of this Section should not agree upon a third arbitrator, such second or third arbitrator (or both) shall be appointed by the American Arbitration Association in Washington, D.C.

                  16.3. Unless all the arbitrators otherwise agree, an arbitration under this Agreement will be conducted in Baltimore, Maryland under the rules and regulations of the American Arbitration Association not in conflict with the provisions of this Section.

                  16.4. The parties will abide by and perform in accordance with the decisions, awards or orders of the arbitrators selected at any time, or from time to time pursuant to the provisions of this Section, and the arbitrators may, and are empowered to, grant or direct injunctive relief as well as monetary damages. A judgment of any court having jurisdiction of the parties may be entered upon the decision, award or order of arbitrators under or pursuant to the provisions of this Agreement.

         17.      Waiver of Breach.

         The waiver by either party hereto of a breach of any provisions of this Agreement shall not operate or be construed as a waiver of any subsequent breach by either party.

         18.      Execution in Counterparts.

         This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together constitute one and the same instrument.


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


         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the date noted below and to be in effect from and after May 28, 1999, in accordance with the terms set forth in this Agreement.


WITNESS:
                                     The Company:

                                     THE MAJESTIC COMPANIES, LTD.


/s/ Clayton Chase                    By: /s/  Francis A. Zubrowski   (SEAL)
---------------------                   ----------------------------------------
                                         President and Chief Executive Officer

Date: 6/3/99
     ------------

                                     The Consultant:

                                     VENTURE CONSULTANTS, LLC


/s/  Paul Kustes                     By: /s/ D. Jeffrey Rice   (SEAL)
---------------------                   ----------------------------------------
                                         Managing Director

Date: 5-28-99
     -------------



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